Exhibit 1.01

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of September 1, 2020, by and between Psoria-Shield, Inc., a Florida corporation (“Buyer”), and Protec Scientific, Inc., a New York corporation (“Company”).

RECITALS:

A.       Company was recently organized as a New York corporation to engage in the business of researching and developing products that use various spectral photonic emissions across a variety of applications (“Business”) including, but not limited to, an anti-viral UV-C germicidal device to be identified and marketed as the ProTec 9 (the “Product”).

B.        Company desires to use and exploit certain intellectual property and patented technology owned by Buyer (“PSI Technology”) for the purpose of designing, developing, manufacturing, producing, servicing, selling, distributing, and otherwise commercializing the Product.

C.       Buyer is willing to provide the PSI Technology to Company for such purpose, subject to Company’s sale and issuance to Buyer of shares of common stock in Company representing 60% of all issued and outstanding shares of stock in Company (“Shares”).

D.       Company deems such a sale and issuance of Shares to be in the best interests of Company to provide Company with the PSI Technology, as well as the initial working capital, necessary to design, develop, manufacture, produce, service, sell, distribute, and otherwise commercialize the Product.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Certain Definitions

As used in this Agreement, and in addition to any other defined terms used herein, each of the following terms will have the following meaning:

1.1       “Affiliate” of a Person means a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person.

1.2       “Associate” of a Person means (i) an Affiliate of such Person; or (ii) a relative or spouse of such Person, or a relative of such spouse; or (iii) any trust or other estate in which such Person (or any relative or spouse of such Person) has a substantial beneficial interest or as to which such Person (or any relative or spouse of such Person, or a relative of such spouse) serves as a trustee or in a similar fiduciary capacity.

1.3       “Closing” means the delivery of the documents and materials described in Sections 3.3 and 3.4.

1.4       “Closing Date” has the meaning set forth in Section 3.1.

1.5       “Financial Statements” has the meaning set forth in Section 4.6.

1.6       “Indebtedness” means (i) all obligations of Seller or Company for borrowed money, whether current or funded, secured or unsecured; (ii) all obligations of Seller or Company on the deferred purchase price of any property or services; (iii) all obligations of Seller or Company created or arising under any conditional sale or other title retention agreement with respect to property acquired by Seller or Company (even though the rights and remedies of the Seller or lender under such agreement in the event of a default may be limited to repossession or sale or such property); (iv) all obligations under leases which will have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which Seller or Company is liable as lessee; (v) any obligations secured by Liens on property acquired by Seller or Company, whether or not such obligations were assumed by Seller or Company at the time of acquisition of such property; (vi) all obligations of a type referred to in clauses (i) through (v) above which is directly or indirectly guaranteed by Seller or Company or which either of them has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss; (vii) any accrued and unpaid interest or other charges on any of the foregoing obligations; (viii) present, future or contingent payment obligations under any qualified or non-qualified welfare, benefit or other plan, agreement or arrangement with any former or present employee or Associate of such employee; (ix) Taxes; and (x) all other forms of obligations except trade accounts payable and accrued expenses incurred in the ordinary course of Company’s business.

1.7       “Intellectual Property” means trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, patent and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, and all similar intellectual property rights, and licenses of any of the foregoing.

1.8       “Lien” means any mortgage, trust deed, pledge, security interest, claim, charge or encumbrance of any kind.

1.9       “Person” means any individual, business corporation, municipal or not-for-profit corporation, trust, general or limited partnership, limited liability company, joint venture, unincorporated association, joint stock company, or any other entity or organization of any kind, and any governmental entity, including any agency or political subdivision thereof.

1.10       “Tax Returns” means all returns, amended returns, declarations, statements, reports, information statements, declarations of estimated taxes, backup withholding returns or reports and other documents required to be filed in respect of Taxes.

1.11       “Taxes” means all federal, state, municipal, local and foreign taxes, customs, duties, fees, levies, assessments or charges of any kind whatever including, but not limited to, income, alternative minimum income, franchise, profits, windfall profits, gross receipts, excise, sales, use, license, lease, service, service use, transaction, occupation, severance, stamp, premiums, energy, environmental, withholding, payroll, employment, unemployment, value added, ad valorem, real or personal property, and capital taxes, and any interest, penalties, additions to tax or other additional amounts with respect thereto.

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ARTICLE II

Purchase Price

2.1       Purchase Price for the Shares. The purchase price (“Purchase Price”) for the Shares will be the sum of $140,000.00, payable at Closing, in cash or by application against and in reduction of indebtedness owed by Company to Buyer, if any, then outstanding. In addition, Buyer will provide the PSI Technology to Company pursuant to the terms and conditions of a License Agreement in the form of the copy attached as Schedule 2.1 (“License Agreement”), to be executed and delivered by each party at Closing.

ARTICLE III

The Closing

3.1       Time and Place of Closing. The Closing will take place at close of business (5:00 p.m. Central Standard Time), on September 30, 2020, or at such other time or date as may be mutually agreed by the parties (“Closing Date”).

3.2       Purchase and Sale of the Shares. At the Closing, Company will sell, issue, and deliver the Shares to Buyer in the manner hereinafter provided, and Buyer will purchase, acquire, accept and pay for the Shares in the manner herein provided.

3.3       Deliveries by Seller to Buyer. At the Closing, Seller will deliver to Buyer the following:

(a)	Certificates issued by Company in favor of Buyer and representing 60% of all issued and outstanding shares;

(b)	Certificate of Good Standing for Company;

(c)	Waiver of Preemptive Rights executed by each currently existing shareholder;

(d)	Documents contemplated by Sections 7.3 and 7.4;

(e)	Corporate, Tax, financial and Business records of Company;

(f)	Keys, passwords, protocols and other means of access to the assets of Company including, but not limited to, those related to all computer or other electronic media, storage, retrieval and security systems and devices; and

(g)	Executed License Agreement.

3.4       Deliveries by Buyer. At the Closing, Buyer will deliver to Seller the following:

(a)	Buyer’s delivery of $140,000.00 in cash or by application against and in reduction of indebtedness owed by Company to Buyer at Closing;

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(b)	Documents contemplated by Sections 7.2 and 7.4; and

(c)	Executed License Agreement.

ARTICLE IV

Representations and Warranties of Company and Yorke

Company represents and warrants to Buyer as follows:

4.1       Title to Shares. Upon delivery of and payment for the Shares at Closing as provided in this Agreement, Buyer will acquire good and valid title thereto, free and clear of any Liens and Indebtedness.

4.2       Organization; Qualification. Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Company has the corporate power and authority to own all of its properties and assets and to conduct business. Company has not conducted any business to date and except as otherwise identified in this Agreement does not own or hold any property or asset, real or personal, tangible or intangible, nor does it have any employees, agents, Associates or Affiliates. Company is not required to be qualified as a foreign corporation in any other jurisdiction. Company has delivered to Buyer complete and accurate copies of the articles of incorporation, bylaws, minutes and resolutions of Company.

4.3       Authority Relative to this Agreement. Company has full and complete power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company, and any and all related agreements and documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and no other consents or corporate proceedings on the part of Company as are necessary with respect thereto. When executed and delivered, this Agreement, and all related agreements and documents, will have been duly and validly executed and delivered by Company and will not violate, constitute or cause a default, or result in any loss of a material right under, any provision of law or Company’s articles of incorporation and bylaws, or any rule, regulation, order, judgment, decree, contract, instrument or agreement to which Company is subject, or to which it is a party, and will not result in any termination, acceleration or maturity of any liability, Indebtedness or obligation of Company. This Agreement constitutes, and when executed and delivered each of the related agreements and documents will constitute, a valid and binding obligation of Company.

4.4       Governmental Authorization and Compliance. Schedule 4.4 sets forth a complete and accurate list of all licenses, franchises, permits and other governmental authorizations relating to Company and its Business operations. Company has not failed to comply with any law, ordinance, regulation, or order applicable to Company, its assets or Business operations, and Company has received notice alleging any such noncompliance. There are no violations of any such license, franchise, permit and other governmental authorization, nor are there any proceedings pending or threatened to revoke or limit any such license, franchise, permit, or other governmental authorization. There is no requirement applicable to Company to make any filing with, or to obtain any permit, authorization, consent or approval of, any public body as a condition to: (a) the lawful consummation of the transactions contemplated by this Agreement; or (b) Company’s authority to offer and to design, develop, manufacture, produce, service, sell, distribute, and otherwise commercialize the Product or any other products or services.

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4.5       Capitalization. The Company’s authorized capital stock is two hundred (200) shares, no par value, common stock, and, as of the date hereof, eleven (11) shares of such stock are issued and outstanding. All of the shares are duly authorized, validly issued, fully paid and non-assessable. Except only for preemptive rights in favor of currently existing shareholders under the Company’s Certificate of Incorporation, which have been waived pursuant to the Waiver of Preemptive Rights, there are no outstanding preemptive rights, subscriptions, warrants, options, contracts, calls or other rights of any kind with regard to any shares of stock or any other security of Company of any kind, and there are no capital appreciation rights, phantom stock plans, securities with profit participation rights or features, or similar obligations or commitments of Company.

4.6       Financial Statements. Company has previously furnished Buyer a complete and accurate copy of Company’s balance sheet, and the related statements of income and retained earnings, for the period commencing with the Company’s incorporation and continuing through the date hereof (the “Financial Statements”). The Financial Statements present fully and accurately the financial position of Company as of the respective dates, and the results of its operations and changes in financial position for the periods covered thereby, and have been prepared in accordance with generally accepted accounting principles consistently applied. Except as and to the extent reflected or reserved against on the balance sheet, Company had no material liabilities, Indebtedness or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise, and whether or not determined or determinable) of a nature which is required to be included in the Financial Statements in accordance with generally accepted accounting principles.

4.7       Title to and Location of Company Assets. Company has good and marketable title to all of its assets, real and personal, tangible and intangible, including those capitalized on or included in the Financial Statements, subject to no Liens or Indebtedness.

4.8       Leases. Company is not a party to any lease to any real or personal property of any kind (“Lease”) and does not lease any real or personal property of any kind. Company is not in default in any material respect under the terms of any Lease.

4.9       Material Contracts. Schedule 4.9 lists all contracts, agreements, instruments, and commitments arising from or relating to the assets and business of Company to which Seller or Company is a party or by which either is bound. All contracts, agreements, instruments, and other commitments described in this Section 4.9 are in full force and effect. Company and the other parties to such contracts, agreements, instruments and other commitments have complied with the provisions thereof, are not in default under any of the material terms thereof, and no event has occurred that with the passage of time or the giving of notice or both would constitute such a default.

4.10       Intellectual Property. Schedule 4.10 sets forth all right, title and interest of Company in, to and under all Intellectual Property owned or used by Company in the Company’s Business operations. No other Person possesses any right, title or interest in, to or under such Intellectual Property. There is no pending or threatened claim or litigation against Company contesting the right, title or interest of Company with respect to any such Intellectual Property and such Intellectual Property does not infringe, violate or require the use of any consent, trademark, trade name, license, copyright, trade secret, or other proprietary asset of any other Person.

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4.11       Labor Relations. Company presently has three employees. There are no controversies pending between Company and any current or former employee which: (a) affect, or can reasonably be expected to affect, adversely and materially, Company’s assets or business; or (b) relate to any effort to prevent, restrict or delay consummation of any of the transactions contemplated by this Agreement.

4.12       Employment Agreements. Company has no written employment agreements with any Person, and each current employee is an “at will” employee.

4.13       Employee Benefit Plans. Company has no employee benefit plans.

4.14       Maintenance of Tangible Assets. The assets of Company have been and will be, from the time of their acquisition by Company until the Closing Date, maintained in good and operable condition. Schedule 4.14 contains a list of all of Company’s tangible assets.

4.15       Litigation. There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the best knowledge of Company, threatened, against Company, or any officer, director or employee of Company, whether at law or in equity and whether civil or criminal in nature, before or by any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Company, or any officer, director or employee of Company which: (a) relate to the assets or business of Company and which have or could reasonably be expected to have a material adverse affect on the assets or Business operations of Company; or (b) seek to prohibit, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Agreement.

4.16       Absence of Changes. Since the date of its incorporation, and through the date hereof, there has been no material adverse change in the operations, properties or condition (financial or otherwise) of Company or damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets or Business operations of Company or that could reasonably be expected to affect, materially and adversely, the assets or Business operations of Company.

4.17       Insurance. Schedule 4.17 is a complete and accurate list of all currently effective policies of insurance of which Company is the owner or insured or covering any of Company’s assets and Business operation, indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, and expiration date. All such policies are in full force and effect, all premiums due thereon have been paid, and Company has complied in all material respects with the provisions of such policies. There is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. No notice of cancellation or non-renewal with respect to or disallowance of any claim under any such policy has been received by Company.

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4.18       Taxes. All Tax Returns required to be filed by or on behalf of Company have been duly filed on a timely basis and such Tax Returns are complete and accurate. All Taxes due and payable have been paid in full on a timely basis. Company has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person. The liability for unpaid Taxes of Company for all periods ended on or prior to the date of this Agreement included in the Financial Statements does not exceed the liability accruals for Taxes (excluding reserves for deferred Taxes) reflected for Company in such Financial Statements.

4.19       Disclosure. No representation or warranty of Seller contained in this Agreement, or any statement contained in any document delivered to Buyer by Company in connection with the transactions contemplated hereby, contains or will contain any misstatement of material fact, or fails or will fail to contain any material facts necessary in order to make the statements made therein not misleading.

4.20       Environmental Matters. Company has been, and at the Closing will be, in compliance in all respects and with all federal, state and local statutes, laws, ordinances, orders, rules, regulations, and moratoria relating to Company’s assets and Business operations. Company has not at any time received any notice alleging any non-compliance with or potential liability pursuant to any of such statutes, laws, ordinances, orders, rules, regulations, or moratoria. To the best knowledge of Company, no suit, action, or other proceeding (including enforcement actions, administrative proceedings, arbitrations, or governmental investigations) relating to Company’s assets or Business operations is pending or is threatened or contemplated against Company.

4.21       Securities Matters. The Shares have not been registered under the provisions of the any federal, state, or other securities law and have been issued in reliance upon registration exemptions available thereunder. There have been, and are now existing, no violations of federal, state, or other securities laws or regulations in connection with the offering, issuance or transfer of any equity or other security of Company.

4.22       Schedules. All of the Schedules attached to this Agreement are complete and accurate in all respects.

ARTICLE V

Representations and Warranties of Buyer

Buyer represents and warrants to Company as follows:

5.1       Organization; Qualification. Buyer has the power and authority to own all of its properties and assets and to carry on its business as now being conducted.

5.2       Authority Relative to this Agreement. Buyer has the power and authority, on its behalf, to execute and deliver this Agreement, and any related agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been and, when executed and delivered the related agreements to which it is a party will have been, duly and validly executed and delivered by Buyer, and this Agreement constitutes, and, when executed and delivered each of the related agreements to which it is a party will constitute, a valid and binding obligation of Buyer.

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ARTICLE VI

Other Agreements of the Parties

6.1       Conduct of Operations. During the period from the date of this Agreement to the Closing Date, Company has conducted and will cause to be conducted Company’s Business operations in the manner in which it has customarily and ordinarily conducted such Business operations in the past, preserve intact Company’s assets and report regularly to Buyer as to the general status thereof and as to any material event affecting Company’s assets and Business operations. During the period from the date of this Agreement to the Closing Date, Company will not, other than in the normal course of Business operations, take, without the prior written consent of Buyer, any action which could reasonably be expected to materially adversely affect the assets or Business operations of Company.

6.2       Investigation of Condition. Buyer may, before the Closing Date, make or cause to be made such investigation of the assets and Business operations of Company including, but not limited to, the financial, operational and legal condition thereof, as it deems necessary, provided that such investigation will not interfere with the normal Business operations of Company. Such investigation may be conducted by Buyer’s officers, accountants, counsel and representatives and Company will provide such representatives full access to Company’s assets, books, records, financial and other information as Buyer will, from time to time, reasonably request upon prior scheduling.

6.3       Cooperation. From and after the Closing Date, Buyer and Company will cooperate with each other in connection with the filing of Tax Returns and other reports required by governmental authorities and the defense of any claim or litigation made or instituted against either party in respect of Company’s Business operations before the Closing Date, which cooperation will include, but not be limited to, making themselves available for the purposes of providing technical or expert testimony and advice.

6.4       Expenses. Whether or not the transactions contemplated are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

6.5       Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

6.6       Further Assurances. From time to time, without further consideration, Company and Yorke, at their respective expense, will execute and deliver, or cause to be executed and delivered, such documents as Buyer may reasonably request to more effectively consummate the transactions contemplated hereby and to vest in Buyer good title to the Shares. From time to time, without further consideration, Buyer, at its own expense, will execute and deliver, or cause to be executed and delivered, such documents as Seller may reasonably request to more effectively consummate the transactions contemplated hereby.

6.7       Negotiations with Others. During the period from the date of this Agreement to the Closing Date, Company will not, directly or indirectly, engage in discussions or negotiations with any person or entity (other than Buyer) concerning any possible proposal regarding a sale or transfer of all or any part of the Shares or the Business assets of Company. Company agrees to disclose to Buyer the existence and content of any communication it receives concerning any such possible proposal as soon as practicable after receipt of the communication.

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6.8       Brokers. Each party represents and warrants to each other that no broker, finder or other person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. Each party will pay or discharge, and will each indemnify and hold the other harmless from and against, any and all other claims or liabilities for all brokerage fees, commissions and finder’s fees incurred by reason of any action taken by such party.

6.9       Management. At Closing, or as soon as reasonably practicable thereafter, but in any event on or before the 30th day following Closing, Calvin R. O’Harrow will be appointed a member of the Company’s Board of Directors, and incentive awards of three (3) and one (1) Share will be issued to John A. Yorke and Timothy Baldwin, respectively.

ARTICLE VII

Closing Conditions

7.1       Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions contemplated hereby will be subject to the fulfillment at or before the Closing Date of the condition that neither Seller nor Buyer will be subject to any order, decree or injunction of a court of competent jurisdiction which prevents or delays any of the transactions contemplated by this Agreement.

7.2       Conditions to the Obligations of Company. The obligations of Company to perform the transactions contemplated hereby will be further subject to the fulfillment at or before the Closing Date of the following conditions, any one or more of which may be waived by Seller:

(a)	Compliance by Buyer. Buyer will have performed and complied in all material respects with the provisions contained in this Agreement required to be performed and complied with by it at or before the Closing Date.

(b)	Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement were true and correct in all material respects as of the date of this Agreement and will also be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement.

7.3       Conditions to the Obligations of Buyer. The obligations of Buyer to perform the transactions contemplated hereby will be further subject to the fulfillment at or before the Closing Date of the following conditions, any one or more of which may be waived by Buyer:

(a)	Compliance by Company. Company will have performed and complied in all material respects with the provisions contained in this Agreement required to be performed and complied with by them at or before the Closing Date.

(b)	Representations and Warranties. The representations and warranties of Company set forth in this Agreement will have been true and correct in all material respects as of the date of this Agreement and will also be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement.

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(c)	Inspection Period. During the ten (10) day period commencing herewith (the “Inspection Period”), Buyer may review the Company’s assets, records, and other documents and operations and will, at all reasonable times upon at least twenty-four (24) hours’ prior notice to Company, provide Buyer access to its premises for the purpose of performing, at Buyer’s expense, any inspection of the assets, records and other documents and with operations of the Company. If for any reason Buyer reasonably determines during the Inspection Period that the results of any such inspection are unacceptable or unsatisfactory for to Buyer, Buyer will immediately provide Company written notice thereof, whereupon this Agreement will become null and void and of no further force and effect. In the absence of Buyer’s delivery of such notice to Company during the Inspection Period, Buyer will be deemed to have determined its inspection results acceptable or satisfactory.

(d)	Corporate Authority; Consents; Permits. Company will have delivered to Buyer evidence satisfactory to Buyer that Company have obtained any and all permits, authorizations, lessor consents and approvals of any Person or public body or authority required effectively to issue and deliver the Shares as provided herein.

(e)	Company Capital. Company will have confirmed its receipt of at least $130,000.00 in capital contributions from sources other than Buyer.

7.4       Other Documents. Each of the parties will furnish to the other party such certificates of such party’s shareholders, officers, directors, employees, Associates or Affiliates, or such other documents, as may be reasonably necessary to evidence fulfillment of the conditions set forth in this Article VII as the other party may reasonably request.

ARTICLE VIII

Termination

8.1       Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)       By the written agreement of Company and Buyer;

(b)       By either Seller or Buyer by written notice to the other hereto after 5:00 p.m. Central Standard Time on September 30, 2020 if the transactions contemplated hereby will not have been consummated pursuant hereto, unless such date is extended by the mutual written consent of the parties; or

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(c)       By any party if: (i) the representations and warranties of any other party, respectively, will not have been true and correct in all respects as of the date when made; (ii) any party fails to perform and comply with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by such parties prior to the time of such termination and such failure to perform or comply will be incurable or will not have been cured within a reasonable period of time but not less than five (5) days in duration following notice of such failure, provided that the terminating party will have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by such terminating party prior to such time; or (iii) any event will have occurred or any fact or condition will exist that will have made it impossible to satisfy a condition precedent to the terminating party’s obligations to consummate the transactions contemplated by this Agreement, unless the occurrence of such event or existence of such fact or condition will be due to the failure of the party seeking to terminate this Agreement or any of its Associates or Affiliates to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by such party or any of its Associates or Affiliates prior to the Closing.

8.2       Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, this Agreement will become null and void and of no further force and effect, without any liability on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, shareholders, Associates or Affiliates.

ARTICLE IX

Miscellaneous Provisions

9.1       Entire Agreement. This Agreement, together with the Employment Agreement, sets forth the entire agreement between the parties and supersedes all prior agreements and understandings between the parties with respect thereto.

9.2       Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement signed by each of the parties.

9.3       Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits the consent of any party, such consent will be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.3.

9.4       Notices. All notices and other communications under this Agreement will be in writing and will be deemed given if: (a) delivered personally; or (b) mailed by certified mail (return receipt requested), postage prepaid; or (c) sent by overnight courier; or (d) transmitted by telefacsimile or other electronic transmission; to the parties at the addresses heretofore provided to each other, or at such other address for a party as will be specified by like notice, provided that notices of a change of address will be effective only upon receipt thereof.

9.5       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

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9.6       Governing Law. This Agreement will be governed by the laws of the State of Illinois as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies, and, as partial consideration for the other party’s execution and performance hereunder each party waives personal service of any and all process upon it, to the extent permitted by law, and consents that all such service of process be made by upon such party at the address and in the manner set forth in Section 9.4 and service so made will be deemed to be completed upon the earlier of actual receipt or three (3) days after the same will have been posted to such party’s address.

9.7       Binding Effect and Benefit. The provisions hereof will be binding upon, and will inure to the benefit of, the parties, and their respective heirs, executors, administrators, its successors, and assigns.

9.8       Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.9       Severability. Whenever possible, each provision of this Agreement will be construed and interpreted so as to be effective and valid under applicable law. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance will be prohibited by, or invalid under applicable law, such provision will be ineffective to the extent of such prohibition without invalidating the remainder of such provision, any other provision of this Agreement, or the application of such provision to other parties or circumstances.

9.10       Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers.

Protec Scientific, Inc., a New York corporation Psoria-Shield, Inc., a Florida corporation

By:	/s/ John A. Yorke	By:	/s/ Calvin R. O’Harrow
	President		President

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Schedule 2.1- License Agreement

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Schedule 4.4 – Government Authorization and Compliance

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Schedule 4.9 – Material Contracts

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Schedule 4.10 – Intellectual Property

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Schedule 4.14 - Tangible Assets

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Schedule 4.17 - Insurance

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